As filed with the Securities and Exchange Commission on  August 18, 2005


                                                     REGISTRATION NO. 333-127132
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                              --------------------


                                    FORM S-3/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              --------------------

                                  AVITAR, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Delaware                                  06-1174053
            ------------------------------     ---------------------
           (State or other jurisdiction        (I.R.S. Employer
          of incorporation or organization)    Identification Number)


                                   65 DAN ROAD
                                CANTON, MA 02021
                                 (781) 821-2440

       ------------------------------------------------------------------
               (Address, including zip code and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                PETER P. PHILDIUS
                             CHIEF EXECUTIVE OFFICER
                                  AVITAR, INC.
                                   65 DAN ROAD
                                CANTON, MA 02021
                                 (781) 821-2440
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:
                             EUGENE M. CRONIN, ESQ.
                          DOLGENOS NEWMAN & CRONIN LLP
                                96 SPRING STREET
                            NEW YORK, NEW YORK 10012
                               TEL: (212) 925-2800
                               FAX: (212) 925-0690

            Approximate date of commencement of proposed sale to the
                public: From time to time after this Registration
                          Statement becomes effective.



     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

===============================================================================
                         CALCULATION OF REGISTRATION FEE
Title of                             Proposed       Proposed
Each Class                           Maximum        Maximum
of Security          Amount          Offering       Aggregate      Amount of
to be                 to be          Price          Offering       Registration
Registered         Registered (1)    Per Unit       Price           Fee (2)
-----------        ----------       ----------     -----------    ------------
Common stock,
par value $.01
per share           15,000,000         $0.07         $1,050,000       $124.00

(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other relevant capital adjustments.


(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The Registration Fee was paid on August 2, 2005


The above calculation is based on the average of the high and low prices of the common stock reported on the American Stock Exchange on August 1, 2005.


=====================================================================


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.


                     SUBJECT TO COMPLETION DATED August 18, 2005


                             PRELIMINARY PROSPECTUS
                    ----------------------------------------

                                15,000,000 Shares

                                  AVITAR, INC.

                                  Common Stock
                          ----------------------------


     All of the shares of common stock offered in this Prospectus are being offered by the selling security holders in transactions as described in the plan of distribution. The Company will not receive any of the proceeds from the sales (other than purchase prices received upon the exercise of currently outstanding warrants, the underlying shares of which are being registered for sale hereunder).

     Our common stock is traded on the American Stock Exchange under the symbol "AVR." On , 2005, the closing price reported on the American Stock Exchange was $[-.--] per share. -

     THIS INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities. They have not determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       ----------------------------------


                 The date of this Prospectus is _________, 2005

                                TABLE OF CONTENTS
                                   PROSPECTUS

                                                                           Page


ABOUT AVITAR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

FORWARD-LOOKING STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . 7

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

SELLING SECURITY HOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . 8

PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

STATEMENT OF INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . 10

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . . .11

INCORPORATION OF INFORMATION WE FILE WITH THE SEC . . . . . . . . . . . . . .11

                                  ABOUT AVITAR

     Avitar, Inc., headquartered in Canton, Massachusetts, develops, manufactures and markets innovative medical devices based on core technologies in oral fluid diagnostics and customized polyurethane applications. The Company markets a unique portfolio of substance abuse testing products and services that include:

-    ORALscreen(R),   the  world's  first   point-of-contact  rapid  oral  fluid
     screening device for drugs of abuse,

- DRUGOMETER(TM), an instrument that automates the analysis, recording, reporting and transmitting of results for the ORALscreen(R) drugs of abuse tests, and

- other ORALscreen(R)-related products and several other specialized tests for drugs of abuse.

     Avitar also markets an oral fluid collection system for DNA testing as well as a proprietary line of polyurethane-based high tech medical devices.

     The location of our principal executive offices is 65 Dan Road, Canton, Massachusetts 02021; telephone: (781) 821-2440.

                                  RISK FACTORS
This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this Prospectus before deciding to invest in shares of our common stock.

THE COMPANY MAY NOT HAVE SUFFICIENT CASH FOR ITS CURRENT OPERATIONS AND IF IT IS UNABLE TO RAISE NEW CAPITAL OR GENERATE SUFFICIENT CASH FROM OPERATIONS IT WILL NOT BE ABLE TO FULFILL ITS FINANCIAL OBLIGATIONS.


The Company has a working capital deficit, which was approximately $390 thousand at September 30, 2004 and approximately $676 thousand at June 30, 2005. During fiscal year 2005, the Company's cash requirements are expected to include primarily the funding of operating losses, the payment of outstanding accounts payable, the repayment of certain notes payable, the funding of operating capital to grow the Company's drugs of abuse testing products and services, and the continued funding for the development of its ORALscreen(R) product line. The Company is seeking additional capital and is attempting to raise an additional $8,000,000 during the remainder of calendar 2005. However, there can be no assurance that these financings will be achieved. If these financings were achieved, the Company would be able to fund current operations until profitability or cash flow breakeven, but only if its projected sales are achieved. Thereafter it will need additional funds for operations, product expansion and debt repayment.


In the event of unforeseen circumstances affecting the economy and/or the Company, this cash flow projection may be proven inaccurate, and the Company will need additional funds for current operations as well as for its outstanding obligations sooner than currently anticipated. The Company can give no assurance that sources of funds will be available to fund its operations and other obligations. If financing is unavailable, it may default on its obligations, curtail operations or cease business altogether.


WE HAVE SUSTAINED LOSSES IN THE PAST AND WE EXPECT TO REPORT LOSSES IN THE FUTURE; GOING CONCERN EXPLANATORY PARAGRAPH IN REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.


We have incurred substantial losses that have reduced our stockholder's equity and at times depleted our working capital. We funded our negative cash flows from 1999 to date primarily by the sale of additional equity and the placement of debt. We incurred losses of approximately $4.15 million during fiscal year
2002, $6.46 million during fiscal year 2003, $2.97 million during fiscal year 2004 and $2.12 million during the first three quarters of fiscal year 2005.

The losses in fiscal year 2002 were incurred primarily from expenses associated with the marketing of the new drug-testing kits and the development of test kits for diseases. Economic conditions during fiscal year 2003 and 2004 and current economic conditions have imposed significant constraints on capital raising and have caused actual operating revenues to remain at a lower than expected level during fiscal years 2003 and 2004 and the first three quarters of fiscal year 2005.


As a result of the Company's recurring losses from operations and working capital deficit, the report of its independent registered public accounting firm relating to the financial statements for fiscal year 2004 contains an explanatory paragraph stating substantial doubt about the Company's ability to continue as a going concern. Such report states that the ultimate outcome of this matter could not be determined as of the date of such report (December 8, 2004, except for Note 17 for which the date is December 17, 2004).


PRINCIPAL SUPPLIER RISK

Suppliers of two key components are, in each case, the current sole source for the Company. The inability to obtain components will have an adverse effect on the business, revenues and prospects of the Company. Although the Company has an inventory of these components, it may not last sufficiently long while the Company finds a new supplier. There is no assurance that a new supplier will be found for these components on a timely basis, or at all, if the current supplier ceases to sell to the Company.

Although some of the parts and components used to manufacture our products are available from multiple sources, we currently purchase most of our components from single sources in an effort to obtain volume discounts. Lack of availability of any of these parts and components could result in production delays, increased costs, or costly redesign of our products. Any loss of availability of an essential system component could result in a material adverse change to our business, financial condition and results of operations.

NO ASSURANCE THAT FUTURE CAPITAL WILL BE AVAILABLE TO US; ADDITIONAL CAPITAL WILL DILUTE THE HOLDINGS OF OUR STOCKHOLDERS.

If we need additional financing, we cannot give any assurance that it will be available, or if available, that it will be available on terms favorable to our stockholders. If funds are not available to satisfy any of our short-term and long-term operating requirements, we may limit or suspend our operations in the entirety or, under certain circumstances, seek protection from creditors. Our recent equity offerings resulted in the dilution of our then existing stockholders. It is possible that future financings may contain terms that could result in similar or more substantial dilution than has already been incurred by our stockholders from the sales of equity with warrants since fiscal year 1998.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE AND THEIR SALE COULD FURTHER DEPRESS THE MARKET PRICE OF OUR STOCK.


Sales of substantial amounts of our common stock (including shares issued upon exercise of outstanding options and warrants and shares issued upon conversion of convertible preferred shares) in the public market could depress the market price of our common stock. As of August 5, 2005, we had approximately 179 million shares outstanding and approximately 62 million shares committed or reserved for issuance upon exercise of options and warrants or conversion of convertible preferred shares.




RISKS ARISING FROM THE  DELISTING FROM AMEX

On August 10, 2005, Avitar received notice from the Staff of AMEX indicating that the Staff determined to proceed with the delisting of the common stock of Avitar from the Exchange. This determination by the Staff was based upon the failure of the Company to achieve compliance with the continued listing standards of AMEX primarily because of its accumulated losses that reduced shareholders' equity to a deficit. While the Company expects the common stock of Avitar to be quoted on the OTC Bulletin Board, the delisting from AMEX could adversely affect the liquidity and increase the volatility of the common stock..



WE DEPEND ON THE DRUG OF ABUSE SCREEN SYSTEMS

We intend to continue to concentrate our efforts primarily on the development of the ORALscreen(R) drug of abuse detection systems and we will be dependent upon the successful development and marketing of those systems to generate revenues. Acceptance of our systems may be adversely affected by:
     -    costs,
     -    concerns related to accuracy or false positive reports,
     -    a cultural resistance to the use of drug of abuse screening tests,
     -    the effectiveness of competing drug of abuse screening tests.

Any failure to achieve greater market acceptance of our systems will have a material adverse effect on our business, financial condition and results of operations.


THE SUCCESS OF COMPETITIVE PRODUCTS COULD HAVE AN ADVERSE EFFECT ON OUR
BUSINESS.

The Drug of Abuse Testing industry is intensely competitive, although at present we have encountered only minimal direct competition in the rapid on-site (as opposed to laboratory) oral fluid drug testing market. The significant competitive factors in the industry include:
     -    price,
     -    convenience,
     -    accuracy,
     -    acceptance of new technologies,
     -    user satisfaction, and
     -    when applicable, government approval.

We believe our ORALscreen(R) systems offer several distinct advantages over the use of blood or urine samples, including net cost savings, ease of use and non-invasiveness. However, the success of any competing alternative to the ORALscreen(R) systems for screening for drugs of abuse could have a material adverse effect on our business, financial condition and results of operations. Most of our competitors have substantially greater financial capabilities for product development and marketing than we currently do. These financial capabilities enable our competitors to market their systems in a more effective manner.


SUBSTANTIAL REGULATION BY GOVERNMENT AGENCIES.

Many of our products are subject to regulation by the Food and Drug Administration (the "FDA") and comparable agencies in various states and foreign countries requiring, among other things, pre-market approval or clearance of new medical or dental devices. In November 2000, the FDA proposed regulations that, although still not in effect, in the future may require a pre-market approval or clearance of our ORALscreen(R) products for sale to employers. In addition, Avitar is subject to inspections by the FDA at all times, and may be subject to inspections by state and foreign agencies. If the FDA believes that its legal requirements have not been fulfilled, it has extensive enforcement powers, including the ability to initiate action to physically seize products and/or to enjoin their manufacture and distribution, to require recalls of certain types of products, and to impose or seek to impose civil or criminal sanctions against individuals or companies. Such submissions and review by the FDA could take several years, after which there could be no assurance that approval would be granted.


DEPENDENCE ON INTELLECTUAL PROPERTY; NO ASSURANCE AS TO PROTECTION OF INTELLECTUAL PROPERTY.

Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technologies. We intend to rely substantially on unpatented proprietary information and know-how, and there can be no assurance that others will not develop such information and know-how independently or otherwise obtain access to our technology. Similarly, there can be no assurance that our proprietary technology will not infringe patents or other rights owned by others. If we are unable to adequately safeguard and exploit our methods and technologies, our ability to compete with other companies, a majority of which have greater financial, technological, human and other resources than the Company, our business would be materially adversely affected.


RISK OF PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE.

The testing, marketing and sale of medical and dental products entails a risk of product liability claims by consumers and others. Avitar has maintained product liability insurance coverage and currently has such insurance in the amount of up to $5,000,000. This insurance will not cover liabilities caused by events occurring after such policy is terminated or claims made after 60 days following termination of the policy or in respect of events excluded from coverage. In the event of a successful suit against Avitar, lack or insufficiency of insurance coverage would have a material adverse effect on Avitar. Further, certain distributors of medical and dental products require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy such insurance requirements could impede the ability of Avitar to achieve broad distribution of its products, which would have a material adverse effect on Avitar.


WE ARE DEPENDENT ON OUR MANAGEMENT AND KEY PERSONNEL TO SUCCEED.

Our principal executive officers and key personnel have extensive knowledge of and experience with our products, the research and development efforts needed to improve them and the development of marketing and sales programs to increase their market penetration. The loss of the services of any of our executive officers or other key personnel, or our failure to attract and retain other skilled and experienced personnel, could have a material adverse effect on our ability to manufacture, sell and market our products. Such events would probably have a negative impact on our business and financial condition.


BARRIERS TO TAKEOVER

The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirers of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above market prices pursuant to such transactions. In addition, in the event of certain changes of control of the Company (as defined in the Company's Equity Plan) outstanding options granted pursuant to the Company's Equity Plan will become immediately exercisable in full. Such acceleration of exercisability may also discourage potential acquirers of the Company.


THE MARKET PRICE OF OUR STOCK HAS HISTORICALLY BEEN VOLATILE.

The volatility of our common stock imposes a greater risk of capital losses on stockholders as compared to less volatile stocks. In addition, such volatility makes it difficult to ascribe a stable valuation to a stockholder's holdings of our common stock. Factors such as announcements of technological innovations, changes in marketing, product pricing and sales strategies or new products by our competitors, changes in domestic or foreign governmental regulations or regulatory approval processes, developments or disputes relating to patent or proprietary rights and public concern as to the reliability of the OralScreen systems or drug tests in general may have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market (and in particular the securities of technology companies such as ours) could experience extreme price and volume fluctuations unrelated to operating performance.



                           FORWARD-LOOKING STATEMENTS

Avitar, Inc. makes statements in this Prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 contains the safe harbor provisions that cover these forward-looking statements. We are including this statement for purposes of complying with these safe harbor provisions. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including, among other things:

     -    continued losses and cash flow deficits;
     - the continued availability of financing in the amounts, at the times and on the terms required to support our future business;
     -    uncertain market acceptance of our products;
     - accuracy, reliability and patent concerns regarding our products and technology;
     -    competition; and
     -    reliance on key personnel.

Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this document may not occur.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of common stock by the selling security holders.

                            SELLING SECURITY HOLDERS

     The shares of common stock offered herein include 14,000,000 shares issued or reserved for possible issuance upon conversion of shares of Series A Convertible Preferred Stock, of which 400 unconverted shares ($400,000.00 in aggregate principal amount) plus accrued dividends remain outstanding. These additional shares of common stock are primarily attributable to the reduction in market prices for the common stock because the Series A Convertible Preferred Stock are convertible into common stock at the lesser of $0.12 per share and 85% of the average of the three (3) lowest bid prices for the ten (10) trading days immediately prior to the notice of conversion (subject to adjustments and minimum pricing; but all limited to issuance of shares of no more than 4.99% beneficial ownership pursuant to the Securities Purchase Agreement between the Company and the Purchaser). From the time of the issuance of the Series A Convertible Preferred Stock in 2004 to the present, the market prices for the common stock on the American Stock Exchange have declined by approximately 50%, from approximately $0.12 per share to approximately $0.05 to $0.07 per share during the past 2 months. In addition, the shares of common stock offered herein include another 1,000,000 shares that may be issued as 4% dividend shares for the Series A Convertible Preferred Stock as long as they remain outstanding.

     Absent registration under the Securities Act, the shares of common stock offered herein are subject to certain limitations on resale. The Registration Statement of which this Prospectus forms a part has been filed in satisfaction of certain registration rights we granted to the entities listed below. The following table assumes that the entities listed below will sell all of the common stock offered herein set forth opposite their respective names. However, the entities listed below may sell only a portion or may sell none of the shares set forth opposite their names.

     In the information immediately following this table and footnotes, we describe each selling shareholder's relationship to the Company and how each selling shareholder acquired the shares to be sold in this offering.

                           Common Shares Common Shares
                               Beneficially Owned
                                Prior to the                Number of                      Beneficially Owned
                                Offering (1)             Shares to be Sold                After the Offering
                          Number         Percent               in the                   Number of        Percent
                          of Shares      of Class            Offering                    Shares          of Class
                         --------       --------             ---------                  -------          --------
Global Capital
 Funding
 Group, L.P.             9,119,869 (2)    4.99 %          13,352,527 (3)               1,200,000              * %


Dividend (4%) Shares             0           0 %           1,000,000 (4)                       0              * %

Additional
Conversion Shares                0           0 %             647,473 (5)                       0              * %
-----------------------------------------------------------------------------------------------------------------------
Grand Total              9,119,869        4.99 %          15,000,000                   1,200,000              * %

-----------------

(1) Shares beneficially held as of July 15, 2005 to the knowledge of the Company.

(2) Includes (a) 9,694,412 shares (based upon recent market conversion prices) underlying 400 shares of Series A Convertible Preferred Stock ($1,000 per share and $400,000 in the aggregate), plus accrued dividends, (b) 3,658,115 shares resulting from prior conversions, and (c) 1,200,000 warrants, but all limited to 4.99% as discussed below. The shares of Series A Convertible Preferred Stock now outstanding were issued on December 10, 2004 as part of a private placement in exchange for gross proceeds of $1,285,000. The Series A Convertible Preferred Stock are convertible into common stock at the lesser of $0.12 per share and 85% of the average of the three (3) lowest bid prices for the ten (10) trading days immediately prior to the notice of conversion, subject to adjustments and minimum pricing; but all limited to issuance of shares of no more than 4.99% beneficial ownership pursuant to the Securities Purchase Agreement between the Company and the Purchaser.

(3) Includes (a) 9,694,412 shares (based upon recent market conversion prices) underlying 400 shares of Series A Convertible Preferred Stock ($1,000 per share and $400,000 in the aggregate), plus accrued dividends, convertible into common stock at the lesser of $0.12 per share and 85% of the average of the three (3) lowest closing bid prices for the ten (10) trading days immediately prior to the notice of conversion and (b) 3,658,115 shares resulting from prior conversions.

(4) "Dividend Shares" reserved for possible issuance on conversion of $32,000 shares of Series A Convertible Preferred Stock that may be issued for dividends accruing at 4% so long as the $400,000 Series A Convertible
     Preferred Stock remains outstanding (again based upon recent market conversion prices).

(5) "Additional Conversion Shares" reserved for issuance on conversion of Series A Convertible Preferred Stock based upon possible reduction of future market conversion prices.

*    Less than one percent (1%).


Description of Relationship of Global Capital Funding Group, L.P. with Avitar

The following information concerns (i) each selling shareholder's relationship to Avitar and (ii) how each selling shareholder acquired the shares to be sold in this offering. None of the selling shareholders have held a position or office, or had any other material relationship, with the Company, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH AVITAR

     GLOBAL CAPITAL FUNDING GROUP, LP. Global Capital Funding Group, LP is a small business investment company and the holder of the Series A Convertible Preferred Stock now outstanding and related Warrants. Global Capital Funding Group, LP acquired all shares being registered in this offering in financing transactions with Avitar. Those transactions are explained below:

     SECURITIES PURCHASE AGREEMENTS. On August 26, 2002, Avitar entered into a Securities Purchase Agreement with Global Capital Funding Group, L.P. ("GCFG"), a small business investment company. Avitar received gross proceeds of $1,250,000 in exchange for (i) a Secured Promissory Note (the "Note") in the same principal amount with a term of three (3) years; and (ii) 600,000 warrants for the purchase of a like number of shares of Avitar common stock, exercisable for three (3) years. The Note was secured by certain collateral consisting of substantially all of Avitar's inventory, equipment and accounts receivable. The terms of this transaction were based upon arms-length negotiations between Avitar and GCFG.

     On May 25, 2004, the outstanding $1,250,000 Note with accrued interest was converted into 1,316 shares of Series A Convertible Preferred Stock in conjunction with an additional $1,000,000 private placement by an affiliate of GCFG for 1,000 shares of Series A Convertible Preferred Stock. In August 2004, the affiliate of GCFG invested in an additional $1,250,000 private placement for 1,250 shares of Series A Convertible Preferred Stock and warrants. As of December 10, 2004, Avitar raised additional gross proceeds of $1,285,000 from GCFG, again in exchange for 1,285 shares of Series A Convertible Preferred Stock and warrants.

     There are certain risks related to sales by Global Capital Funding Group, L.P. ("Global") including:

     > The shares that will be issued for outstanding Series A Convertible Preferred Stock will be based on a discount to market prices. As a result, the lower the stock price around the time Global is issued shares, the greater chance that Global receives more shares. This could result in substantial dilution to the interests of other holders of common stock.

     > To the extent Global sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Global to sell greater amounts of common stock, the sales of which would further depress the stock price.

     > The significant downward pressure on the price of the common stock as Global sells material amounts of common stock could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.


     PLAN OF DISTRIBUTION

     We are registering the common stock, including the common stock underlying the warrants and the shares of preferred stock on behalf of the selling stockholders. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

     - transactions on The American Stock Exchange or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

     -    in the over-the-counter market;

     - in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     -    in connection with short sales of the shares;

     -    by pledge to secure or in payment of debt and other obligations;

     - through the writing of options, whether the options are listed on an options exchange or otherwise;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     -    through a combination of any of the above transactions.

     The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to the purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

     We entered into registration rights agreements for the benefit of the selling stockholders to register the common stock under applicable federal and state securities laws. The registration rights agreements provide for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholders incident to the registration of the offering and sale of the common stock.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchase and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

                                     EXPERTS

     The financial statements as of September 30, 2004 and for the two year period then ended incorporated by reference in this Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ablility to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock will be passed upon for Avitar by Dolgenos Newman & Cronin LLP, New York, New York.


                          STATEMENT OF INDEMNIFICATION

     The Company's Certificate of Incorporation, as amended, provides that a director will not be personally liable to the Company or its stockholders for monetary damages for the breach of his or her fiduciary duty of care as a director, including breaches that constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law ("DGCL"), however, this provision does not eliminate or limit the liability of a director of the Company
(i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions) or (iv) for any improper benefit.

     This provision offers persons who serve on our board of directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, our ability or our stockholder's ability to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

     Section 145 of the Delaware law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Our By-laws provide that we shall, subject to limited exceptions, indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. Our By-laws provide further that we shall have the power to indemnify our other officers, employees and other agents as set forth in the Delaware law. Such indemnification rights include reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware law.

     We have entered into agreements with certain of our directors and officers pursuant to which we have agreed to indemnify such directors and officers to the fullest extent permitted under applicable law. In addition, we have purchased insurance containing customary terms and conditions as permitted by law on behalf of our directors and officers, which may cover liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, Avitar has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

     Statements made in this Prospectus concerning the contents of any contract or other documents are not necessarily complete. With respect to each contract or other document filed as an appendix to the Registration Statement, reference is hereby made to that appendix for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     >    incorporated documents are considered part of the Prospectus;

     > we can disclose important information to you by referring you to those documents; and

     > information that we file with the SEC will automatically update and supersede the Prospectus.

We are incorporating by reference the documents listed below which were filed with the SEC under the Exchange Act:

     > Annual Report on Form 10-KSB/A-2 for the year ended September 30, 2004, and documents incorporated by reference in such report; and


     > Quarterly Report on Form 10-QSB/A-1 for the quarter ended December 31, 2004; and

     >    Quarterly  Report on Form 10-QSB for the quarter ended March 31, 2005;
          and


     >    Quarterly  Report on Form 10-QSB for the quarter ended June 30, 2005;
          and


     >    Current  Report on Form 8-K dated  February 1, 2005  reporting on Item
          1.01 Entry into a Material Definitive Agreement.

     > Current Report on Form 8-K dated April 19, 2005 reporting on Item 1.01 Entry into a Material Definitive Agreement; Item 1.02 Termination of a Material Definitive Agreement, and Item 3.02 Unregistered Sales of Equity Securities.

     > Current Report on Form 8-K dated June 3, 2005 reporting on Item 1.01 Entry into a Material Definitive Agreement; and Item 3.02 Unregistered Sales of Equity Securities.


     > Current Report on Form 8-K dated August 10, 2005 reporting on Item 3.01; Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.


We also incorporate by reference each of the following documents that we will file with the SEC after the date of the Prospectus but before the end of the offering:

     >    Reports filed under Sections 13(a) and (c) of the Exchange Act;

     > Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     >    Any reports filed under Section 15(d) of the Exchange Act.

You may request a copy of these filings, at no cost, by contacting us at the following address or phone number:

                             Avitar, Inc.
                             Attn:  Mr. Jay Leatherman
                             Chief Financial Officer
                             65 Dan Road
                             Canton, MA 02021
                             Telephone:(781) 821-2440

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

=====================================================================

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of the date shown on the cover page.


                                15,000,000 Shares


                                  AVITAR, INC.


                                  Common Stock
                              --------------------


                                   Prospectus

                              --------------------



                                 ____ ___, 2005
 =====================================================================

                                     PART II

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Avitar in connection with the sale of the common stock being registered. All amounts are estimates except the registration fee. Amount to be

                                                       Paid
SEC Registration Fee. . . . . . . . . . . . . . . $   124.00
Printing and EDGAR . . . . . . . . . . . . . . . .  3,000.00
Legal Fees and Expenses . . . . . . . . . . . . .  12,000.00
Accounting Fees and Expenses. . . . . . . . . . .    2,500.00
Miscellaneous . . . . . . . . . . . . . . . . . .    3,500.00
                                                   -----------
Total . . . . . . . . . . . . . . . . . . . . . . $ 21,124.00
                                                   ===========



               ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Our Certificate of Incorporation contains a provision eliminating director liability to Avitar and its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director: (i) for any breach of such director's duty of loyalty to Avitar or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the Delaware statutory provision making directors personally liable, for improper payment of dividends or improper stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on our Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, our ability or a stockholder's ability to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

     Section 145 of the Delaware Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Avitar's By-laws provide that the corporation shall, subject to limited exceptions, indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware Law. Avitar's By-laws provide further that Avitar shall have the power to indemnify its other officers, employees and other agents as set forth in the Delaware Law. Such indemnification rights include reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware Law.

     Avitar has entered into agreements with certain of its directors and officers pursuant to which Avitar has agreed to indemnify such directors and officers to the fullest extent permitted under applicable law. In addition, Avitar has purchased insurance containing customary terms and conditions as permitted by law on behalf of its directors and officers, which may cover liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Avitar pursuant to these provisions, or otherwise, Avitar has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



ITEM 16.  EXHIBITS

Exhibit          Description
-------          -----------

4.1  Certificate of Designations of Series A Convertible Preferred Stock .(A)

4.2  Securities Purchase Agreement (B)

4.3  Registration Rights Agreement  (B)

4.4  Warrant (B)

5.1 Opinion of Dolgenos Newman & Cronin LLP as to the legality of the shares being registered.

23.1 Consent of BDO Seidman, LLP, Independent Registered  Public Accounting Firm

23.3 Consent of Dolgenos Newman & Cronin LLP (Included in Exhibit 5.1)

24.1 Power of Attorney (Included on the Signature Page)
------------------------------------------------------------------------------
(A) Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report dated May 25, 2004 (Commission File No. 1-15695), and incorporated herein by reference.

(B) Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report dated December 10, 2004 (Commission File No. 1- 15695), and incorporated herein by reference.




                              ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (a) (i) and (a) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     That, for the purpose of determining any liability under the Securities Act of 1933; each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canton, Commonwealth of Massachusetts, on August 18, 2005.


                                           Avitar, Inc.
                                     By:   /s/ Peter P. Phildius
                                           ---------------------
                                           Peter P. Phildius
                                           Chairman and Chief Executive Officer

                               POWERS OF ATTORNEY

     Each person whose signature appears below hereby appoints Peter P. Phildius and Jay C. Leatherman and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the SEC, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such changes in this Registration Statement as the aforesaid attorney-in-fact deems appropriate.


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  /s/ Peter P. Phildius
                  --------------------------------------
                  Peter P. Phildius
                  Chairman and Chief Executive Officer
                  (Principal Executive Officer)
                  Date:  August 18, 2005


                  /s/ Douglas W. Scott
                  --------------------------------------
                  Douglas W. Scott
                  Chief Operating Officer and Director
                  Date:    August 18, 2005


                  /s/ Neil R. Gordon
                  --------------------------------------
                  Neil R. Gordon
                  Director
                  Date:   August 18, 2005



                  /s/ James Groth
                  --------------------------------------
                  James Groth
                  Director
                  Date:   August 18, 2005

                  /s/ Charles R. McCarthy
                  --------------------------------------
                  Charles R. McCarthy
                  Director
                  Date:   August 18, 2005

                  /s/ Jay C. Leatherman
                  --------------------------------------
                  Jay C. Leatherman
                  Controller, Secretary and Chief
                  Financial and Accounting Officer
                  (Principal Accounting and Financial Officer)
                  Date:    August 18, 2005

                  EXHIBIT INDEX

Exhibit          Description
-------          -----------

4.1  Certificate of Designations of Series A Convertible Preferred Stock .(A)

4.2  Securities Purchase Agreement (B)

4.3  Registration Rights Agreement  (B)

4.4  Warrant (B)

5.1 Opinion of Dolgenos Newman & Cronin LLP as to the legality of the shares being registered.

23.1 Consent of BDO Seidman, LLP, Independent Registered  Public Accounting Firm

23.3 Consent of Dolgenos Newman & Cronin LLP (Included in Exhibit 5.1)

24.1 Power of Attorney (Included on the Signature Page)
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(A)  Previously filed with the Securities and Exchange  Commission as an Exhibit to the Company's Current Report dated May 25, 2004 (Commission File No. 1-15695), and incorporated herein by reference.

(B) Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report dated December 10, 2004 (Commission File No. 1- 15695), and incorporated herein by reference.